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Exhibit 10.10

ADDENDUM TO EXECUTIVE TERMINATION BENEFITS AGREEMENTS

1.
Continuation Period pursuant to Subparagraph 1(d) of the Executive Termination Benefits Agreement shall mean "the period of time beginning on the Termination Date and ending thirty-six (36) months thereafter."

2.
The following language shall be added as Subparagraph 2(a)(iv) of the Executive Termination Benefits Agreement:

by the Executive within the thirty (30) day period immediately following the first anniversary of a Change in Control.

3.
The following language shall be added as Subparagraph 4(a) of the Executive Termination Benefits Agreement:

The Company will pay to the Executive the sum of (i) three (3) times the greater of (A) the Executive's effective annual base salary at the Termination Date or (B) the Executive's effective annual base salary immediately prior to the Change in Control, plus (ii) three (3) times the greater of (X) the highest annual bonus awarded to the Executive under the Company's Variable Compensation Plan or any other bonus plan (whether paid currently or on a deferred basis) with respect to any twelve (12) consecutive month period during the last three (3) fiscal years ending prior to the Termination Date or (Y) the highest target bonus rate applicable to the Executive for any period during such prior three (3) year period, multiplied by the applicable annual base salary determined under clause (i) of this Section 4(a); subject to Section 7, the resulting amount to be paid in a lump sum on the first day of the month following the Termination Date.

4.
The following language shall be added following the last sentence of Subparagraph 4.(f)(iii) of the Executive Termination Benefits Agreement:

Notwithstanding anything in Section 4.(f)(ii) or (iii) (or elsewhere) to the contrary, all Equity Awards shall either (a) vest upon voluntary termination of the Executive during the thirty (30) day period immediately following the first anniversary of the Change in Control or (b) at the Company's sole and absolute discretion, but subject Section 4.(f)(v) below, any or all of such Equity Awards shall be immediately cashed out (i.e., settled in cash) by the Company by paying the Executive in cash the fair market value of the Company's stock as of the Executive's termination of employment date (and not the Change in Control date) for each such award in the case of Restricted Stock, Performance Shares, Deferred Stock or similar awards, plus the excess (if any, including a deemed distribution of $0) of the fair market value of the Company's stock as of the Executive's termination date of employment (and not the Change in Control date) over the exercise price or base amount (such excess hereinafter referred to as the "Termination Spread Amount"), multiplied by the number of such Awards (in the case of Stock Options, Stock

  Appreciation Rights or other awards involving an exercise price or spread amount), net of any required withholding, and the Executive will transfer such Equity Awards to the Company in exchange for such payment. Alternatively, if it would yield a greater amount, in lieu of paying such Termination Spread Amount, the Company, in its sole and absolute discretion, may cash out (i.e., settle in cash) such Stock Options, Stock Appreciation Rights or other awards involving an exercise price or spread amount based on either the "fair value" of the Stock Options, Stock Rights or other awards involving an exercise price or spread amount under Generally Accepted Accounting Principles (as determined through the Black-Scholes, binomial, or any other option pricing model permissible under FAS 123 or a successor standard) or any other amount between the Termination Spread Amount and fair value.

Dated: [insert date]
SABRE HOLDINGS CORPORATION
By	James F. Brashear Corporate Secretary
SABRE INC.
By	James F. Brashear Senior Vice President, Deputy General Counsel and Corporate Secretary
[Executive]
Signed:

2

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  Exhibit 10.10
ADDENDUM TO EXECUTIVE TERMINATION BENEFITS AGREEMENTS